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                                                                    Exhibit 10.5

                         EXECUTIVE EMPLOYMENT AGREEMENT

         This Executive Employment Agreement ("Agreement"), dated this 10th day of April, 2001, is entered into by and between Dresser Italia S.r.L and any other of its subsidiaries and affiliates as may employ Employee from time to time, (collectively, "Employer") and Salvatore Ruggeri ("Employee").

                              W I T N E S S E T H:

         WHEREAS, Employee is currently employed by Employer; and

         WHEREAS, Halliburton Company recently sold approximately 95% of its ownership interest in Dresser Inc. ("DI") and 100% of its interest in various DI affiliated companies, including Employer, to affiliates of First Reserve Corporation and Odyssey Investment Partners, LLC (collectively, the "Investor Group"); and

         WHEREAS, Employer desires to continue the employment of Employee pursuant to the terms and conditions set forth herein and Employee desires to continue in the employment of Employer pursuant to the terms and conditions set forth herein;

         NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Employer and Employee agree as follows:

ARTICLE 1:  EMPLOYMENT AND DUTIES:

         1.1 Employer agrees to continue to employ Employee, and Employee agrees to continue to be employed by Employer, beginning as of April 10, 2001 (the "Effective Date") and continuing until the date of termination of Employee's employment pursuant to the provisions of Article 3 (the "Term"), subject to the terms and conditions of this Agreement.

         1.2 Beginning as of the Effective Date, Employee shall continue to be employed as "dirigente" (i.e., "executive") with the job position of President, Dresser Flow Control of Employer. Employee agrees to serve in the assigned position or in such other executive capacities as may be requested from time to time by Employer and to perform diligently and to the best of Employee's abilities the duties and services pertaining to such positions as reasonably determined by Employer, as well as such additional or different duties and services appropriate to such positions which Employee from time to time may be reasonably directed to perform by Employer.

         1.3 Employee shall at all times comply with and be subject to such policies and procedures as Employer may establish from time to time, including, without limitation, Employer's Company Code of Business Conduct (the "Code of Business Conduct").



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         1.4 Employee shall, during the period of Employee's employment by
Employer, devote Employee's full business time, energy, and best efforts to the business and affairs of Employer. Employee may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Employee's performance of Employee's duties hereunder, is contrary to the interest of Employer or any of its affiliated subsidiaries and divisions, (each a "DI Entity", or collectively, the "DI Entities"), or requires any significant portion of Employee's business time. The foregoing notwithstanding, the parties recognize and agree that Employee may engage in passive personal investments and other business activities which do not conflict with the business and affairs of the DI Entities or interfere with Employee's performance of his or her duties hereunder. Employee may not serve on the board of directors of any entity other than a DI Entity during the Term without the approval thereof in accordance with Employer's policies and procedures regarding such service. Employee shall be permitted to retain any compensation received for approved service on any unaffiliated corporation's board of directors.

         1.5 Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity, and allegiance to act at all times in the best interests of the Employer and the other DI Entities and to do no act which would, directly or indirectly, injure any such entity's business, interests, or reputation. It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect Employer, or any DI Entity, involves a possible conflict of interest. In keeping with Employee's fiduciary duties to Employer, Employee agrees that Employee shall not knowingly become involved in a conflict of interest with Employer or any DI Entity, or upon discovery thereof, allow such a conflict to continue. Moreover, Employee shall not engage in any activity that might involve a possible conflict of interest without first obtaining approval in accordance with Employer's policies and procedures.

         1.6 Nothing contained herein shall be construed to preclude the transfer of Employee's employment to another DI Entity ("Subsequent Employer") as of, or at any time after, the Effective Date and no such transfer shall be deemed to be a termination of employment for purposes of Article 3 hereof; provided, however, that, effective with such transfer, all of Employer's obligations hereunder shall be assumed by and be binding upon, and all of Employer's rights hereunder shall be assigned to, such Subsequent Employer and the defined term "Employer" as used herein shall thereafter be deemed amended to mean such Subsequent Employer. Except as otherwise provided above, all of the terms and conditions of this Agreement, including without limitation, Employee's rights and obligations, shall remain in full force and effect following such transfer of employment.

ARTICLE 2:  COMPENSATION AND BENEFITS:

         2.1 Employee's base salary during the Term shall be equal to L. 555,543,452 gross per annum which shall be paid in accordance with the national collective bargaining agreement for executives of industrial sector as applied by the Employer (the




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"CBA"). Employee's base salary may be increased from time to time. Such increased base salary shall become the minimum base salary under this Agreement and may not be decreased thereafter without the written consent of Employee.

         2.2 During the Term, Employee shall participate in an annual incentive plan, as approved by DI. Notwithstanding the aforementioned, it is specifically understood and agreed that all determinations relating to Employee's participation, including, without limitation, those relating to the performance goals applicable to Employee and Employee's level of participation and payout opportunity, shall be made in the sole discretion of the person or committee to whom such authority has been granted.

         2.3 During the Term, Employer shall pay or reimburse Employee for all actual, reasonable and customary expenses incurred by Employee in the course of his or her employment; including, but not limited to, travel, entertainment, subscriptions, and dues associated with Employee's membership in professional, business and civic organizations; provided that such expenses are incurred and accounted for in accordance with Employer's applicable policies and procedures.

         2.4 While employed by Employer, Employee shall be allowed to participate, on the same basis generally as other executive employees of Employer, in all general employee benefit plans and programs, including improvements or modifications of the same, which on the Effective Date or thereafter are made available by Employer to all or substantially all of Employer's similarly situated executive employees. Such benefits, plans, and programs may include, without limitation, medical, health, and dental care, life insurance, disability protection, and qualified and non-qualified retirement plans. Except as specifically provided herein, nothing in this Agreement is to be construed or interpreted to increase or alter in any way the rights, participation, coverage, or benefits under such benefit plans or programs than provided to similarly situated executive employees pursuant to the terms and conditions of such benefit plans and programs.

         2.5 Notwithstanding anything to the contrary in this Agreement, it is specifically understood and agreed that Employer shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any incentive, compensation, employee benefit or stock or stock option program or plan, so long as such actions are similarly applicable to covered employees generally.

         2.6 Employer may withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.


ARTICLE 3:  TERMINATION OF EMPLOYMENT AND EFFECTS OF SUCH TERMINATION:

         3.1 Employee's employment with Employer shall be terminated (i) upon the death of Employee, (ii) upon Employee's Retirement (as defined below), (iii) upon



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Employee's Permanent Disability (as defined below), or (iv) at any time by
Employer upon notice to Employee in compliance with the applicable collective bargaining agreement for executives of industrial sector as applied by the Employer (the "CBA"), or (v) by Employee upon notice to Employer in compliance with the CBA.

         3.2 If Employee's employment is terminated by reason of any of the following circumstances (i), (ii), or (iii), Employee shall be entitled to receive the benefits set forth only in Section 3.3 below:

         (i) Retirement. "Retirement" shall mean either (a) Employee's retirement at or after normal retirement age (either voluntarily or pursuant to Employer's retirement policy) or
                  (b) the voluntary termination of Employee's employment by Employee in accordance with Employer's early retirement policy.

         (ii) Employer Termination for Cause. Termination of Employee's employment by Employer shall mean a termination of employment at the election of the Employer when there is "Employer Cause" triggering a termination without notice in accordance with the Italian law and the CBA. By way of example, "Employer Cause" shall mean any of the following: (a) Employee's gross negligence or willful misconduct in the performance of the duties and services required of Employee pursuant to this Agreement, (b) Employee's final conviction of or plea of guilty or nolo contendere to a felony or Employee engaging in fraudulent or criminal activity relating to the scope of Employee's employment (whether or not prosecuted), (c) a material violation of Employer's Code of Business Conduct, (d) Employee's material breach of any material provision of this Agreement, or (e) any continuing or repeated failure to perform the duties as requested in writing by the Board of Directors of the Employer or DI, Employer's ultimate parent company, after Employee has been afforded a reasonable opportunity (not to exceed 30 days) to cure such breach. Determination as to whether or not Employer Cause exists for termination of Employee's employment will be made in accordance with Italian Laws.

         (iii) Resignation, Other Than For Cause. Termination of Employee's employment by resignation other than for Employee Cause as described in Section 3.4(i).

         3.3      If Employee's employment is terminated by reason of Section
                  3.2 (i), (ii), or (iii), Employee shall be entitled to each of the following:

         (i) The cash value of Employee's stock, options, or other equity interests in DI for the following categories: (1) stock or other equity interests which represent a direct investment in DI by the Employee; (2) vested options which were previously granted to Employee and based on Employee's



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                  continuity of employment; (3) any restricted stock previously granted to Employee; and (4) any vested performance-based options granted to the Employee. For purposes of clarification, it is specifically understood and agreed that:
                  (a) all options previously granted under categories (2) and
                  (4) above that are unvested at the time of the Employee's termination of employment shall be forfeited by the Employee; and (b) all restricted stock previously granted to Employee under category (3) above shall have all restrictions lapse on the date of Employee's termination. The valuation, timing of payment, and other related matters regarding the payment of the aforesaid stock, other equity interests, or options shall be as set forth in a separate agreement between Employee and Employer (including any restrictions contained in financing agreements of the Employer).

         (ii) Employee shall be entitled to a pro rata base salary through the date of such termination and shall be entitled to any individual bonuses or individual incentive compensation not yet paid, but payable under Employer's plans for years prior to the year of Employee's termination of employment, as well as the statutory termination payments as accrued until the date of termination pursuant to the Italian Law and CBA.

         (iii) Employee shall be entitled to any pro-rata individual bonuses or individual incentive compensation accrued through the date of termination, except for the case of termination of the Employee's employment by the Employer under Section 3.2 (ii) upon occurrence of which no pro-rata individual bonuses or incentive shall be due to the Employee.

         (iv) Except for (i) and (ii) above, it is specifically understood that all future compensation to which Employee is entitled and all future benefits for which Employee is eligible, shall cease and terminate as of the date of termination.

         3.4 If Employee's employment is terminated by reason of (i), (ii),
(iii), or (iv) below, Employee shall be entitled to receive the benefits set forth in Section 3.5 or Section 3.6, as applicable.

         (i) Employee Termination For Cause. "Employee Termination For Cause" shall mean a termination of employment at the election of Employee when there is "Employee Cause" in compliance with Italian law and CBA.

         (ii) Employer Termination Without Cause. Termination of Employee's employment by Employer shall mean a termination of employment or at the sole election and option of the Employer for the Employer's convenience and without Employer Cause.

         (iii)    Death.



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         (iv)     Permanent Disability. "Permanent Disability" shall mean
                  Employee's physical or mental incapacity to perform his or her usual duties with such condition likely to remain continuously and permanently as determined in compliance with Italian Laws.

         3.5 If Employee's employment is terminated by Employee under Section
3.4 (i) or by Employer under Section 3.4 (ii), Employee shall be entitled to each of the following:

         (i) The cash value of Employee's stock, options, or other equity interests in DI for the following categories: (1) stock or other equity interests which represent a direct investment in DI by the Employee; (2) options, both vested and unvested, which were previously granted to Employee and based on Employee's continuity of employment; (3) any restricted stock previously granted to Employee; and (4) any performance-based options granted to the Employee, to the extent that said options are vested at the time of termination of employment of the Employee. For purposes of clarification, it is specifically understood and agreed that: (a) all options previously granted under category (2) above that are unvested at the time of the Employee's termination of employment shall be immediately vested as of said date; (b) all restricted stock previously granted to Employee under category (3) above shall have all restrictions lapse on the date of Employee's termination; and (c) all options previously granted to Employee under category (4) above that are unvested on the date of Employee's termination of employment, shall be forfeited by the Employee. The valuation, timing of payment, and other related matters regarding the payment of the aforesaid stock, other equity interests, or options shall be as set forth in a separate agreement between Employee and Employer (including any restrictions contained in financing agreements of the Employer).

         (ii) All applicable statutory payments accrued upon termination, and other notice and severance benefits to which Employee is entitled to under Italian law and CBA. These benefits exceed the severance benefits for similarly situated Dresser Executives. Therefore, Dresser acknowledges the application of Italian law and CBA and the statutory payments provided for therein, and does not provide for any additional severance or termination payments under this Agreement, except as provided in (i) above and (iii) below.

         (iii) Employer shall maintain Employee's medical, dental and life insurance benefits for a period of eighteen (18) months from the date of Employee's termination on substantially the same basis as would have otherwise been provided had Employee not been terminated, to the extent that such benefits are available under Employer's insurance and Employee had such




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                  coverage immediately prior to termination, such continuation of benefits for Employee shall also cover Employee's dependents.

         3.6 If Employee's employment is terminated by reason of Section 3.4
(iii) or (iv), Employee's estate, in the case of death, or Employee or his legal guardian, in the case of Permanent Disability, shall be entitled to payment of all amounts determined under Section 3.5.

         3.7 The benefits paid to Employee pursuant to Section 3.5 and Section
5.1 shall be in consideration of Employee's continuing obligations hereunder after such termination, including, without limitation, Employee's obligations under Article 4 and Article 5. As a condition to the receipt of such benefits, Employer, in its sole discretion, may require Employee to first execute a release, in the form established by Employer, releasing Employer and all other DI Entities, and their officers, directors, employees, and agents, from any and all claims and from any and all causes of action of any kind or character, including, but not limited to, all claims and causes of action arising out of Employee's employment with Employer and any other DI Entities or the termination of such employment. The performance of Employer's obligations under Section 3.3 or Section 3.5 and the receipt of the benefits provided thereunder by Employee shall constitute full settlement of all such claims and causes of action. Employee shall not be under any duty or obligation to seek or accept other employment following a termination of employment pursuant to which a severance benefit payment under Section 3.3 or Section 3.5 is owing and the amounts due Employee pursuant to Section 3.3 or Section 3.5 shall not be reduced or suspended if Employee accepts subsequent employment or earns any amounts as a self-employed individual. Employee's rights under Section 3.3 or Section 3.5 are Employee's sole and exclusive rights against the Employer, or any affiliate of Employer, and the Employer's sole and exclusive liability to Employee under this Agreement, whether such claim is based in contract, tort or otherwise, for the termination of his or her employment relationship with Employer. Nothing contained in this Article 3 shall be construed to be a waiver by Employee of any benefits accrued for or due Employee under any employee benefit plan maintained by Employer except that Employee shall not be entitled to any severance benefits pursuant to any severance plan or program of the Employer.

         3.8 Termination of the employment relationship does not terminate those obligations imposed by this Agreement, which are continuing obligations, including, without limitation, Employee's obligations under Article 4 and
Article 5.

         3.9 The payment of any monies to Employee under this Agreement after the date of termination of employment do not constitute an offer or a continuation of employment of the Employee. In no event, shall Employee represent or hold himself out to be an employee of Employer after the date of termination of employment. Except where Employer is lawfully required to withhold any federal, state, or local taxes, Employee shall be responsible for any and all federal, state, or local taxes that arise out of any payments to Employee hereunder.



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         3.10 During any period during which any monies are being paid to
Employee under this Agreement after the date of termination, Employee shall provide to Employer reasonable levels of assistance to Employer in answering questions concerning the business of Employer, transition of responsibility, or litigation, provided that all out of pocket expenses of Employee reasonably incurred in connection with such assistance is fully and promptly reimbursed and that any such assistance after the Non-Compete Period (as defined below) shall not interfere or conflict with the obligations which Employee may owe to any other employer.

ARTICLE 4:  OWNERSHIP AND PROTECTION OF INTELLECTUAL PROPERTY AND CONFIDENTIAL
            INFORMATION:

         4.1 All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during Employee's employment by Employer or any of the DI Entities (whether during business hours or otherwise and whether on Employer's premises or otherwise) which relate to the business, products or services of Employer or the DI Entities (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer's organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks), and all writings or materials of any type embodying any of such items, shall be the sole and exclusive property of Employer or a DI Entity, as the case may be, and shall be treated as "work for hire".

         4.2 Employee acknowledges that the businesses of Employer and the DI Entities are highly competitive and that their strategies, methods, books, records, and documents, their technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning their customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which Employer or the DI Entities use in their business to obtain a competitive advantage over their competitors. Employee further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to Employer and the DI Entities in maintaining their competitive position. Employee hereby agrees that Employee will not, at any time during or after his or her employment by Employer, make any unauthorized disclosure of any confidential business information or trade secrets of Employer or the DI Entities, or make any use thereof, except in the carrying out of his or her employment responsibilities hereunder. Confidential business information shall not include information in the public domain (but only if the same becomes part of the public domain through a means other than a disclosure prohibited hereunder). The above notwithstanding, a disclosure shall not be unauthorized if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial, arbitration,



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dispute resolution or other legal proceeding in which Employee's legal rights and obligations as an employee or under this Agreement are at issue; provided, however, that Employee shall, to the extent practicable and lawful in any such events, give prior notice to Employer of his or her intent to disclose any such confidential business information in such context so as to allow Employer or a DI Entity an opportunity (which Employee will not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate.

         4.3 All written materials, records, and other documents made by, or coming into the possession of, Employee during the period of Employee's employment by Employer which contain or disclose confidential business information or trade secrets of Employer or the DI Entities shall be and remain the property of Employer, or the DI Entities, as the case may be. Upon termination of Employee's employment by Employer, for any reason, Employee promptly shall deliver the same, and all copies thereof, to Employer.

ARTICLE 5:  COVENANT NOT TO COMPETE:

5.1 The Employer reserves the option to provide consideration for and enforce a Covenant Not to Compete, and the other conditions set forth in this Article 5, prior to or upon termination of the employment. Regardless of whether this option is exercised, the Employer shall pay the Employee (upon termination of employment) a lump-sum payment equal to 2 gross months base salary to establish this option. If Employer exercises this option prior to or upon Employee's employment termination, (as additional consideration for the non-compete obligation assumed herein), Employer agrees to pay an amount equal to one year of Employee's gross base salary, and the individual bonus or incentive compensation calculated at 33 % of the annual gross base salary, for a period of 1 year (the "Consideration"). The Consideration shall be based upon Employee's base salary amount prior to termination. As to the base salary amount, the payment shall be made in 12 equal monthly installments over the one year period; as to the individual bonus or incentive, the payment shall be made at the time such a payment is made to similarly employees.

If Employee's employment is terminated for Cause or Resignation, the Consideration shall be reduced to 40% of the Employee's annual gross base salary, excluding any individual bonus and incentive compensation. During the Term of Employment and for a period of one (1) year thereafter (the "Non-Compete Period"), the Employee will not, in association with or as an officer, principal, member, advisor, agent, partner, director, material stockholder, employee or consultant of any corporation (or sub-unit, in the case of a diversified business) or other enterprise, entity or association, work on the acquisition or development of, or engage in any line of business, property or project in which Employee (i) is involved in or responsible for on the date of such termination, or (ii) has worked with or evaluated in the last year and which were still being pursued or evaluated by Employer within one month of the time of such termination. Such restriction shall cover Employee's activities in the following territories: Italy, France, United Kingdom, Texas, California, Louisiana, New York State.



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         5.2 During the Term of Employment and the Non-Compete Period, Employee
will not solicit or induce any person who is or was employed by any of the DI Entities at any time during such term or period, (A) to interfere with the activities or businesses of any Company or (B) to discontinue his or her employment with any of the DI Entities, or employ any such person in a business or enterprise which competes with any of the DI Entities.

         5.3 During the Term of Employment or the Non-Compete Period, Employee will not, directly or indirectly, influence or attempt to influence any customers, distributors or suppliers of any of the DI Entities to divert their business to any competitor of the Company.

         5.4 In the event that Employee breaches any of the terms of this
Article 5 during the Non-Compete Period, then Employer shall be entitled to immediately cease making further payments to Employee and, in addition, shall be entitled to a penalty equal to 3 times the Consideration, without prejudice to seek further damages and such other relief, (including an injunction against Employee) to which it is entitled under the law. Employee agrees that any payment under this Article constitutes full and adequate consideration to the Employee's obligations undertaken herein.

         5.5 Employee understands that the provisions of Section 5.1 hereof may limit his ability to earn a livelihood in a business similar to the business in which he is involved, but as an executive officer of Employer he nevertheless agrees and hereby acknowledges that (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of Employer and any of the DI Entities; (ii) such provisions contain reasonable limitations as to time, scope of activity, and geographical area to be restrained; (iii) the geographical area is reasonable in consideration of the job position of Division President worldwide of the Employee and of the multinational character of the Employer carrying out operations worldwide, and
(iv) the consideration provided hereunder, including without limitation, any amounts or benefits provided under Article 3 hereof, is sufficient to compensate Employee for the restrictions contained in Section 5.1 hereof. In consideration of the foregoing and in light of Employee's education, skills and abilities, Employee agrees that he will not assert that, and it should not be considered that, any provisions of Section 5.1 otherwise are void, voidable or unenforceable or should be voided or held unenforceable.

         5.6 Employee acknowledges and agrees that his duties with Employer are of an executive nature and that he is a member of Employer's management group. Employee agrees that the remedy at law for any breach by him of any of the covenants and agreements set forth in this Article 5 will be inadequate and that in the event of any such breach, Employer may, in addition to the other remedies which may be available to it at law, obtain injunctive relief prohibiting Employee (together with all those persons associated with him) from the breach of such covenants and agreements.



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         5.7 Each of the covenants of this Article 5 are given by Employee as part of the consideration for this Agreement and as an inducement to Employer to enter into this Agreement and accept the obligations hereunder and is a material inducement to the Investor Group to purchase Employer.

ARTICLE 6:  MISCELLANEOUS:

         6.1 For purposes of this Agreement, the terms "affiliate" or "affiliated" means an entity or entities in which Employer has a 20% or more direct or indirect equity interest or entity or entities that have a 20% or more direct or indirect equity interest in Employer.

         6.2 For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when received by or tendered to Employee, Employer, as applicable, by pre-paid courier or by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to Employer:   Dresser Italia S.r.L., Via Italo Betto 11, 27058,
         Voghera, Pavia, with copy to: Dresser Inc., 2601 Beltline Road, Carrollton, Texas 75006, (or DI's current headquarters address) to the attention of the Vice-President & General Counsel.

         If to Employee:   To his or her last known personal residence

         6.3 No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         6.4 It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

         6.5 This Agreement shall be governed by and construed and enforced, in all respects in accordance with the laws of Italy and CBA. The parties agree that any disputes concerning this Agreement shall be submitted to the jurisdiction of Italian courts.



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         6.6 This Agreement shall be binding upon and inure to the benefit of
Employer, its successors in interest, or any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business assets of Employer by any means, whether indirectly or directly, and whether by purchase, merger, consolidation, or otherwise. Employee's rights and obligations under this Agreement are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of Employer, other than in the case of death or permanent disability of Employee.

         6.7 This Agreement replaces and merges any previous agreements, and discussions pertaining to the subject matter covered herein. This Agreement constitutes the entire agreement of the parties with regard to the terms of Employee's employment, termination of employment and severance benefits, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect to such matters. Each party to this Agreement acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party with respect to the foregoing matters which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Employee by Employer that is not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby.

         6.8 The Investor Group shall be a third party beneficiary of this Agreement and no change in this Agreement may be made prior to the Effective Date without the written consent of First Reserve Corporation.

         IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement in multiple originals to be effective on the Effective Date.


                                    DRESSER ITALIA S.r.L.


                                    By: /s/ PATRICK M. MURRAY

                                    Name:  Patrick M. Murray
                                    Title: President and Chief Executive Officer


                                    EMPLOYEE

                                    /s/ SALVATORE RUGGERI
                                    ---------------------------------------
                                    Name:  Salvatore Ruggeri


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